FT Interactive Data

FINANCIAL TIMES
498 7th Avenue, 19th Floor
New York, NY 10018, USA
Tel: (212) 497-5030
Fax: (212) 497-3100
www.FTInteractiveData.com

Exhibit (j)(2)

Merrill Lynch Investment Managers, L.P.
P.O. Box 9011
Princeton, New Jersey 08543-9011

RE: The GNMA Fund Investment Accumulation Program, Inc.

Gentleman:

        We have examined post-effective Amendment No. 28 to the Registration Statement on Form N-1A (File No. 2-60367) for the above captioned company. We hereby acknowledge that FT Interactive Data is currently acting as the evaluator for the company. We hereby consent to the use in the Amendment of the reference to FT Interactive Data, as evaluator.

        You are hereby authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

/s/ STEVEN MIANO
Steven Miano
Director Evaluator Services